State Street Institutional Investment Trust

One Iron Street

Boston, MA 02210

State Street Bank and Trust Company

One Congress Street

Boston, Massachusetts 02114

January 17, 2024

Ladies and Gentlemen:

Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional series of the State Street Institutional Investment Trust (the “Trust”) as presented in the following chart (the “New Fund”):

New Fund	Effective Date
State Street Balanced Index Fund	October 27, 2023

We request that you act as the New Fund’s Custodian under the Agreement. As compensation for such services, you shall be entitled to receive from the New Fund the annual fee reflected on the fee schedule to the Agreement.

Pursuant to the Agreement, this letter is also to provide notice of the liquidation of the following fund of the Trust as presented in the following chart (the “Liquidated Fund”):

Liquidated Fund	Effective Date
State Street Diversified Income Fund	February 24, 2023

Therefore we hereby inform you that as of the Effective Date indicated above (which is the Liquidated Fund´s liquidation date) you shall no longer act as the Liquidated Fund’s Custodian under the Agreement.

Please acknowledge receipt of this letter and your agreement below.

Very truly yours,

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer

Accepted:

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ James Hill
Name:	James Hill
Title:	Managing Director

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